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                             SERVICE EXPERTS, INC.

                EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE

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
                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1994        1995        1996
                                                              ------      ------      ------
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)
PRIMARY
Average shares outstanding..................................   1,561       1,561       4,424
Net effect of dilutive stock options based on the treasury
  stock method using average market price...................      --          --          27
                                                              ------      ------      ------
     Totals.................................................   1,561       1,561       4,451
                                                              ======      ======      ======
Net income..................................................  $  383      $  708      $3,110
                                                              ======      ======      ======
Net income per common share.................................  $  .25      $  .45      $  .70
                                                              ======      ======      ======
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